EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Powerdyne International, Inc.

We consent to the inclusion in the foregoing Amendment No. 7 to Registration Statement (No. 333-172509) on Form S-1 of our report dated March 29, 2012 relating to our audits of the balance sheets of Powerdyne International, Inc. as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2011 and for the period from inception (February 2, 2010) to December 31, 2010.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

April 18, 2012